Exhibit 10.6
Rentech Inc.
Compensation Plan for Non-Employee Directors
Effective January 2010, the compensation plan for non-employee directors provides for an annual retainer of $30,000 to be paid in $7,500 quarterly increments to each non-employee director. Additional cash compensation is provided for participation in committees of the Board, up to a maximum of $15,000 per year for all committee work. The Chairman of the Board receives $25,000 per year, the Chairman of the Audit Committee receives $15,000 per year; the Chairman of the Compensation and the Chairman of the Nominating Committee receive $7,500 per year; and regular committee members receive $5,000 per year. Directors are reimbursed for reasonable out-of-pocket expenses incurred in their capacity as directors. No additional cash fees are paid to directors for attendance at Board or committee meetings.
Each new non-employee member of the Board is granted a five-year, fully-vested option to purchase 20,000 shares of the Company’s common stock at the fair market value of the Company’s common stock on the date of grant. Each non-employee director serving immediately following the Company’s annual meeting of shareholders also is granted the number of shares of fully vested Company common stock obtained by dividing $50,000 by the fair market value of the Company’s common stock on the date of grant, rounded up to the nearest 100 shares. Each non-employee director serving immediately following the Company’s annual meeting of shareholders also is granted a stock option with a six-year term to purchase shares of the Company’s common stock equal in value to $25,000 based on the Black-Scholes option-pricing model at an exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, determined in accordance with our Incentive Plan. The stock option will vest in a single installment on the earlier of the one year anniversary of the date of grant and the Company’s annual meeting of shareholders, subject to the director’s continued Board service through such date.
Directors who are employees of Rentech do not receive additional compensation for their services.